UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

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                                        )
In re                                   )       Chapter 11
                                        )
Delphi Corporation, et al.              )       Case No. 05-44481
                                        )       Jointly Administered
                    Debtors.            )
                                        )
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                      ORDER DENYING (1) EMERGENCY MOTION OF
             A-D ACQUISITION HOLDINGS, LLC FOR (I) A CONTINUANCE AND
               (II) AN ORDER VACATING THE ORDER TO SHOW CAUSE AND
            (2) EXPEDITED MOTION UNDER 11 U.S.C. Section 1142(b) AND
                 FED. R. BANKR. P. 3020(d) FOR IMPLEMENTATION OF
                    DEBTORS' CONFIRMED PLAN OF REORGANIZATION

          Upon (i) the Expedited Motion Under 11 U.S.C. Section 1142(b) and Fed.
R. Bankr. P. 3020(d) for Implementation of Debtors' Confirmed Plan of Reorganization (Docket No. 12978) (the "Debtors' Section 1142 Motion"); (ii) the Joinder of the Official Committee of Equity Security Holders to the Debtors' Expedited Motion Under 11 U.S.C. Section 1142(b) and Fed. R. Bankr. P. 3020(d) for Implementation of Debtors' Confirmed Plan of Reorganization (Docket
No. 12985) (the "Equity Committee Joinder"); (iii) the Emergency Motion of A-D Acquisition Holdings, LLC for (I) a Continuance and (II) an Order Vacating the Order to Show Cause (Docket Nos. 12990 and 12994) (the "Continuance Motion");
(iv) the Response of A-D Acquisition Holdings, LLC to the Expedited Motion Under 11 U.S.C. Section 1142(b) and Fed. R. Bankr. P. 3020(d) for Implementation of Debtors' Confirmed Plan of Reorganization (and the declarations of James Bolin and Gregory Pryor) (together, the "ADAH Response"); (v) the Co-Investors' Memorandum of Law in Opposition to Debtors' Expedited Motion Under 11 U.S.C.
Section 1142(b) and Fed. R. Bankr. P. 3020(d) for Implementation of Debtors' Confirmed Plan of Reorganization (Docket No. 12991) (the "Co-Investors' Opposition"); and (vi) Debtors' Omnibus Reply in Support of Expedited Motion Under 11 U.S.C. Section 1142(b) and Fed. R. Bankr.

P. 3020(d) for Implementation of Debtors' Confirmed Plan of Reorganization (Docket No. 13001) (the "Reply"); and the Court having held a hearing on (a) the Debtors' Section 1142 Motion, the Equity Committee Joinder, the ADAH Response, the Co-Investors' Opposition, and the Reply, and (b) the Continuance Motion, on March 7, 2008 (the "Hearing"), and at the Hearing the Court having (i) taken judicial notice of and considered (A) the Confirmation Order (Docket No. 12359),
(B) the Plan (as confirmed and attached to the Confirmation order), including all Exhibits thereto (Docket No. 11386), (C) the Order Authorizing Debtors to Enter Into Exit Financing Letter including all Exhibits thereto (Docket
No. 10960), (D) the EPCA Approval Orders including all Exhibits thereto
(Docket No. 8856 and 11382), and (E) the record of the hearings held with respect to each of the foregoing Orders, subject to the limitations set forth on the record at the Hearing, (ii) considered each of the attachments to the Debtors' Section 1142 Motion and the ADAH Response, subject to the limitations set forth on the record at the Hearing, and (iii) considered the arguments of counsel; and after due deliberation and sufficient cause appearing therefor, for the reasons stated on the record by the Court at the Hearing, IT IS HEREBY ORDERED AND ADJUDGED THAT:

       1.  The Continuance Motion is denied; and

       2.  The Debtors' Section 1142 Motion is denied.

Dated: New York, New York
       March 11, 2008


                                                  /s/ Robert D. Drain
                                                  ------------------------------
                                                  UNITED STATES BANKRUPTCY JUDGE

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